Exhibit e(vi)
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USAA Investment Management Company
9800 Fredericksburg Road
San Antonio, TX  78288


Gentlemen:

         Pursuant to paragraph 12 of the Underwriting Agreement dated as of July 9, 1990 between USAA Investment Trust (the Trust) and USAA Investment Management Company (the Underwriter), please be advised that the Trust has established one new series of its shares, namely, the Total Return Strategy Fund (the Fund), and please be further advised that the Trust desires to retain the Underwriter to sell and distribute shares of the Fund and to render other services to the Fund as provided in the Underwriting Agreement.

         Please state below whether you are willing to render such services as provided in the Underwriting Agreement.

                                              USAA INVESTMENT TRUST



Attest:                                       By:
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Dated:
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         We are willing to render  services to the Total Return Strategy Fund as set forth in the Underwriting Agreement.

                                              USAA INVESTMENT MANAGEMENT COMPANY



Attest:                                       By:
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Dated:
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contract\itf\underwri.tng\total return